                                                                      Exhibit 24

                              CONFIRMING STATEMENT

        This Statement confirms that the undersigned, Daniel Roitman, has authorized and designated Sherry Diaz to execute and file on the undersigned's behalf all Forms 3, 4, and 5 (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of Greenlight Capital Re, Ltd. The authority of Sherry Diaz under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4, and 5 with regard to his ownership of or transactions in securities of Greenlight Capital Re, Ltd., unless earlier revoked in writing. The undersigned acknowledges that Sherry Diaz is not assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.



Date: May 25, 2007                  /s/ Daniel Roitman
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                                        Daniel Roitman